UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0059
Washington, D.C. 20549	Expires: January 31, 2008
SCHEDULE 14A	Estimated average burden hours per response... 14

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule §240.14a-12

SILICON LABORATORIES INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1.	Title of each class of securities to which transaction applies:

	2.	Aggregate number of securities to which transaction applies:

	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4.	Proposed maximum aggregate value of transaction:

	5.	Total fee paid:

SEC 1913 (04-05) Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1.	Amount Previously Paid:

	2.	Form, Schedule or Registration Statement No.:

	3.	Filing Party:

	4.	Date Filed:

SILICON LABORATORIES INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 19, 2006

TO THE STOCKHOLDERS OF SILICON LABORATORIES INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Silicon Laboratories Inc., a Delaware corporation, will be held on April 19, 2006 at 9:30 a.m. Central Time at the Lady Bird Johnson Wildflower Center, 4801 La Crosse Avenue, Austin, Texas 78739, for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

1.	To elect three Class II directors to serve on the Board of Directors until our 2009 annual meeting of stockholders, or until their successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2006; and

3.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Only stockholders of record at the close of business on February 21, 2006 are entitled to notice of and to vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our executive offices.

All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign and return the Proxy in the envelope enclosed for your convenience, or vote your shares by telephone or internet as promptly as possible. Should you receive more than one Proxy because your shares are registered in different names and addresses, each Proxy should be signed and returned, or voted by telephone or internet, to assure that all your shares will be voted. You may revoke your Proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your Proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

Sincerely,

Necip Sayiner
Chief Executive Officer,
President and Director

Austin, Texas
March 14, 2006

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY AND VOTE YOUR SHARES BY TELEPHONE, BY INTERNET OR BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURNING IT IN THE ENCLOSED ENVELOPE.

SILICON LABORATORIES INC.
4635 Boston Lane
Austin, Texas 78735

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 19, 2006

General

The enclosed Proxy is solicited on behalf of the Board of Directors of Silicon Laboratories Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on April 19, 2006 at 9:30 a.m. Central Time at the Lady Bird Johnson Wildflower Center, 4801 La Crosse Avenue, Austin, Texas 78739, or at any adjournment thereof. These proxy solicitation materials were mailed on or about March 14, 2006 to all stockholders entitled to vote at the Annual Meeting.

Voting

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying notice and are described in more detail in this Proxy Statement. On February 21, 2006, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were 55,250,814 shares of our common stock outstanding and no shares of our preferred stock were outstanding. Each stockholder is entitled to one vote for each share of common stock held by such stockholder on February 21, 2006. The presence, in person or by proxy, of the holders of a majority of our shares entitled to vote is necessary to constitute a quorum at the Annual Meeting or at any adjournment thereof. Stockholders may not cumulate votes in the election of directors. The vote of a plurality of the shares of our common stock present in person or represented by proxy at this meeting and entitled to vote on the election of directors is necessary for the election of a director. The nominees receiving the greatest number of votes at this meeting will be elected to our Board of Directors, even if they receive less than a majority of such shares.

All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes (i.e., a Proxy submitted by a broker or nominee specifically indicating the lack of discretionary authority to vote on the matter). Abstentions and broker non-votes will be counted as present for purposes of determining a quorum for the transaction of business, but will not be counted for purposes of determining whether each proposal has been approved.

Proxies

If the enclosed form of Proxy is properly signed and returned or you properly follow the instructions for telephone or internet voting, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the Proxy does not specify how the shares represented thereby are to be voted, the Proxy will be voted FOR the election of the directors proposed by the Board of Directors unless the authority to vote for the election of such directors is withheld and, if no contrary instructions are given, the Proxy will be voted FOR the approval of the selection of Ernst & Young LLP as our independent registered public accounting firm. You may revoke or change your Proxy at any time before the Annual Meeting by filing a notice of revocation or another signed Proxy with a later date with our Corporate Secretary at our principal executive offices at 4635 Boston Lane, Austin, Texas 78735. You may also revoke your Proxy by attending the Annual Meeting and voting in person.

Solicitation

We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding in their names shares that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone or other means by directors, officers or employees. No additional compensation will be paid to these individuals for any such services. Except as described above, we do not presently intend to solicit Proxies other than by mail.

Deadline for Receipt of Future Stockholder Proposals

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, stockholder proposals to be presented at our 2007 annual meeting of stockholders and in our proxy statement and form of proxy relating to that meeting must be received by us at our principal executive offices in Austin, Texas, addressed to our Corporate Secretary, not later than November 14, 2006, the date which is 120 days prior to March 14, 2007. These proposals must comply with applicable Delaware law, the rules and regulations promulgated by the Securities and Exchange Commission and the procedures set forth in our bylaws. Pursuant to our bylaws, stockholder proposals received after November 14, 2006 will be considered untimely. Unless we receive notice in the manner specified in the previous sentence, the proxy holders shall have discretionary authority to vote for or against any such proposal presented at our 2007 annual meeting of stockholders.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING
PROPOSAL ONE: ELECTION OF DIRECTORS

General

The Board of Directors is divided into three classes, designated Class I, Class II and Class III. Each class is as nearly equal in size as practicable, with staggered three-year terms. The term of office of the Class II directors, Necip Sayiner, David R. Welland, and Harvey B. Cash, expires at this Annual Meeting. Messrs. Sayiner, Welland, and Cash have been nominated to continue as Class II Directors. The three directors elected as Class II Directors at the Annual Meeting will serve for a term of three years expiring at the 2009 annual meeting of stockholders, or until their successor(s) have been duly elected and qualified or until their earlier death, resignation or removal.

Each nominee for election has agreed to serve if elected, and management has no reason to believe that the nominees will be unavailable to serve. In the event a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the Proxies will be voted for any nominee who may be designated by our present Board of Directors to fill the vacancy. Unless otherwise instructed, the Proxy holders will vote the Proxies received by them FOR the nominees named below.

Nominees for Class II Directors with Terms Expiring in 2009

Necip Sayiner, 40
has served as director, President and Chief Executive Officer since September 2005. Prior to joining Silicon Laboratories, Mr. Sayiner held various leadership positions at Agere Systems Inc. From August 2004 to September 2005, Mr. Sayiner served as Vice President and General Manager of Agere’s Enterprise and Networking Division and from March 2002 to August 2004 he served as Vice President and General Manager of Agere’s Networking IC Division. Mr. Sayiner holds a B.S. in electrical engineering and physics from Bosphorus University in Turkey, a M.S. in electrical engineering from Southern Illinois University, and a Ph.D. in electrical engineering from the University of Pennsylvania.

David R. Welland, 50
co-founded Silicon Laboratories in August 1996, has served as a Vice President and director since our inception and was appointed Fellow in March 2004. From November 1991 until founding Silicon Laboratories, Mr. Welland held various positions at Crystal Semiconductor/Cirrus Logic, a designer and manufacturer of integrated circuits, including Senior Design Engineer. Mr. Welland holds a B.S. in electrical engineering from the Massachusetts Institute of Technology.

Harvey B. Cash, 67
has served as a director of Silicon Laboratories since June 1997. Mr. Cash has served as general partner of InterWest Partners, a venture capital firm, since 1986. Mr. Cash currently serves on the Board of Directors of the following public companies: i2 Technologies, a provider of intelligent e-business and marketplace solutions; Ciena Corporation, a designer and manufacturer of dense wavelength division multiplexing systems for fiber optic networks; Argonaut Group Inc., a specialty insurance company; First Acceptance Corp, a provider of low-cost auto insurance; and Staktek, Inc., a semiconductor assembly company. Mr. Cash holds a B.S. in electrical engineering from Texas A&M University and a M.B.A. from Western Michigan University.

Other Directors

Set forth below is information concerning our other directors whose term of office continues after this Annual Meeting.

Continuing Class III Directors with Terms Expiring in 2007

William G. Bock, 55
has served as a director of Silicon Laboratories since March 2000. Since April 2002, Mr. Bock has been a partner of CenterPoint Ventures, a venture capital firm. From April 2001 to March 2002, Mr. Bock served as a partner of Verity Ventures, a venture capital firm. From June 1999 to March 2001, Mr. Bock served as a Vice President and General Manager at the Hewlett-Packard Company. Mr. Bock held the position of President and Chief Executive Officer of DAZEL Corporation, a provider of electronic information delivery systems, from February 1997 until its acquisition by the Hewlett-Packard Company in June 1999. From October 1994 to February 1997, Mr. Bock served as Chief Operating Officer of Tivoli Systems, a client server software company, which was acquired by IBM in March 1996. Mr. Bock holds a B.S. in Computer Science from Iowa State University and a M.S. in industrial administration from Carnegie Mellon University.

R. Ted Enloe III, 67
has served as a director of Silicon Laboratories since April 2003. Mr. Enloe is currently the Managing General Partner of Balquita Partners, Ltd., a family investment firm. Previously, Mr. Enloe served as President and Chief Executive Officer of Optisoft, Inc., a provider of intelligent traffic signal platforms. Mr. Enloe formerly served as Vice Chairman and member of the office of chief executive of Compaq Computer Corporation. He also served as President of Lomas Financial Corporation and Liberté Investors for more than 15 years. Mr. Enloe co-founded a number of other publicly held firms, including Capstead Mortgage Corp., Tyler Cabot Mortgage Securities Corp., and Seaman’s Corp. Mr. Enloe currently serves on the Board of Directors of Leggett & Platt, Inc. Mr. Enloe holds a B.S. in engineering from Louisiana Polytechnic University and a J.D. from Southern Methodist University.

Continuing Class I Directors with Terms Expiring in 2008

Navdeep S. Sooch, 43
co-founded Silicon Laboratories in August 1996 and has served as Chairman of the Board since our inception. Mr. Sooch served as our Chief Executive Officer from our inception through the end of fiscal 2003 and served as interim Chief Executive Officer from April 2005 to September 2005. From March 1985 until founding Silicon Laboratories, Mr. Sooch held various positions at Crystal Semiconductor/Cirrus Logic, a designer and manufacturer of integrated circuits, including Vice President of Engineering, as well as Product Planning Manager of Strategic Marketing and Design Engineer. From May 1982 to March 1985, Mr. Sooch was a Design Engineer with AT&T Bell Labs. Mr. Sooch holds a B.S. in electrical engineering from the University of Michigan, Dearborn and a M.S. in electrical engineering from Stanford University.

Laurence G. Walker, 57
has served as a director of Silicon Laboratories since June 2003. Previously, Mr. Walker co-founded and served as Chief Executive Officer of C-Port Corporation, a pioneer in the network processor industry, which was acquired by Motorola in 2000. Following the acquisition, Mr. Walker served as Vice President of Strategy for Motorola’s Network and Computing Systems Group and then as Vice President and General Manager of the Network and Computing Systems Group until 2002. From August 1996 to May 1997, Mr. Walker served as Chief Executive Officer of CertCo, a digital certification supplier. Mr. Walker served as Vice President and General Manager, Network Products Business Unit, of Digital Equipment Corporation, a computer hardware company, from January 1994 to July 1996. From 1981 to 1994, he held a variety of other management positions at Digital Equipment Corporation. Mr. Walker currently serves as a director of McDATA Corporation, an expert provider of multi-capable storage networking solutions. Mr. Walker holds a B.S. in electrical engineering from Princeton University and a M.S. and Ph.D. in electrical engineering from the Massachusetts Institute of Technology.

William P. Wood, 50
has served as a director of Silicon Laboratories since March 1997 and as Lead Director since December 2005. Since 1996, Mr. Wood has also served as general partner of various funds associated with Silverton Partners, a venture capital firm. From 1984 to 2003, Mr. Wood was a general partner, and for certain funds created since 1996, a special limited partner, of various funds associated with Austin Ventures, a venture capital firm. Mr. Wood holds a B.A. in history from Brown University and a M.B.A. from Harvard University.

Board Committees and Meetings

During fiscal 2005, our Board of Directors held nine meetings and acted by written consent one time. Our Board of Directors has an Audit Committee, Compensation Committee, Equity Award Committee (formerly known as the Special Stock Option Committee) and a Nominating and Corporate Governance Committee. During fiscal 2005, each incumbent director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which such director served. The Board of Directors has determined that Messrs. Bock, Cash, Enloe, Walker and Wood are each independent as defined in the applicable Marketplace Rules of The NASDAQ Stock Market, Inc. These independent directors met in executive session without the chief executive officer and other non-independent directors present on nine separate occasions during fiscal 2005.

Audit Committee. The Audit Committee is responsible for matters relating to the selection of our independent registered public accounting firm, the scope of the annual audits, the fees to be paid to the independent registered public accounting firm, the performance of our independent registered public accounting firm, compliance with our accounting and financial policies, and management’s procedures and policies relative to the adequacy of our internal accounting controls. The Audit Committee operates under a written charter adopted by the Board, a copy of which is included in this proxy statement as Exhibit A. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. The members of the Audit Committee are Messrs. Bock, Enloe and Wood. Mr. Bock serves as Chairman of the Audit Committee. The Board of Directors has determined that each of the members of the Audit Committee is independent as defined in the applicable Marketplace Rules of The NASDAQ Stock Market, Inc. and Rule 10A-3 under the Securities Exchange Act of 1934. The Board of Directors has determined that Mr. Bock is qualified as an audit committee financial expert pursuant to Item 401(h) of Regulation S-K and a financially sophisticated audit committee member under Rule 4350(d)(2)(A) of the Marketplace Rules of The NASDAQ Stock Market, Inc. The Audit Committee held six meetings and acted by written consent one time during fiscal 2005.

Compensation Committee. The Compensation Committee reviews and makes recommendations to the Board of Directors regarding our compensation policies and all forms of compensation to be provided to our executive officers and other employees. In addition, the Compensation Committee has authority to administer our stock option and stock purchase plans. The members of the Compensation Committee are Messrs. Cash, Walker and Wood, and the Board of Directors has determined that each of the members of the Compensation Committee is independent as defined in the applicable Marketplace Rules of The NASDAQ Stock Market, Inc. Mr. Wood serves as Chairman of the Compensation Committee. The Compensation Committee held eight meetings and acted by unanimous written consent three times during fiscal 2005.

Equity Award Committee (formerly known as the Special Stock Option Committee). The Special Stock Option Committee was established to approve grants of options from our 2000 Stock Incentive Plan to non-executive officers and employees. Mr. Artusi served as the Special Stock Option Committee until April 2005, when Mr. Sooch replaced Mr. Artusi on the Special Stock Option Committee. In September 2005, the name of the Special Stock Option Committee was changed to the Equity Award Committee and the committee was authorized to approve grants of options and restricted stock units (“RSUs”) from our 2000 Stock Incentive Plan to non-executive officers and employees. Mr. Sayiner serves as the Chairman of the Equity Award Committee and Mr. Sooch serves as a member of the Equity Award Committee. The Board of Directors generally reviewed the grants made by such committee in 2005. The committee acted by written consent 23 times at regular intervals during fiscal 2005.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee focuses on issues related to the composition, practices and operations of the Board of Directors. In addition, the Nominating and Corporate Governance Committee has the authority to consider candidates for the Board of Directors recommended by stockholders and to determine the procedures with respect to such stockholder recommendations. The members of the Nominating and Corporate Governance Committee are Messrs. Cash, Enloe and Walker, and the Board of Directors has determined that each member is independent as defined in the applicable Marketplace Rules of The NASDAQ Stock Market, Inc. Mr. Enloe serves as Chairman of the Nominating and Corporate Governance Committee. The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, a current copy of which is available on our internet website under the “Investor Relations” page. The Nominating and Corporate Governance Committee recommended, and the Board of Directors approved, the Corporate Governance Policy which is posted on our internet website under the “Investor Relations” page. Our internet website address is http://www.silabs.com. The Nominating and Corporate Governance Committee held four meetings during fiscal 2005.

Director Nomination

In evaluating potential director candidates, the Nominating and Corporate Governance Committee considers the appropriate balance of experience, skills and characteristics required of the Board of Directors and seeks to ensure that at least a majority of the directors are independent under the applicable Marketplace Rules of The NASDAQ Stock Market, Inc. The Nominating and Corporate Governance Committee selects director nominees based on their personal and professional integrity, depth and breadth of experience, ability to make independent analytical inquiries, understanding of our business, willingness to devote adequate attention and time to duties of the Board of Directors and such other criteria as is deemed relevant by the Nominating and Corporate Governance Committee. Silicon Laboratories believes that the backgrounds and qualifications of the directors, considered as a group, should provide a diverse mix of experience, knowledge and skills.

In identifying potential director candidates, the Nominating and Corporate Governance Committee relies on recommendations made by current directors and officers. In addition, the Nominating and Corporate Governance Committee may engage a third party search firm to identify and recommend potential candidates. Finally, the Nominating and Corporate Governance Committee will consider candidates recommended by stockholders.

Any stockholder wishing to recommend a director candidate for consideration by the Nominating and Corporate Governance Committee must provide written notice not later than November 14, 2006 to the Corporate Secretary at our principal executive offices located at 4635 Boston Lane, Austin, Texas 78735. Any such notice should clearly indicate that it is a recommendation of a director candidate by a stockholder and must set forth (i) the name, age, business address and residence address of the recommended candidate, (ii) the principal occupation or employment of such recommended candidate, (iii) the class and number of shares of the corporation which are beneficially owned by such recommended candidate, (iv) a description of all understandings or arrangements between the stockholder and the recommended candidate and any other person or persons pursuant to which the recommendations are to be made by the stockholder and (v) any other information relating to such recommended candidate that is required to be disclosed in solicitations of proxies for the election of directors. In addition, such notice must contain (i) a representation that the stockholder is a holder of record of stock of the corporation entitled to vote at such meeting, (ii) the name and address, as they appear on the corporation’s books, of the stockholder proposing such nomination, (iii) the class and number of shares of the corporation that are beneficially owned by such stockholder, (iv) any material interest of the stockholder in such recommendation and (v) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, in such stockholder’s capacity as proponent of a stockholder proposal. Assuming that a stockholder recommendation contains the information required above, the Nominating and Corporate Governance Committee will evaluate a candidate recommended by a stockholder by following substantially the same process, and applying substantially the same criteria, as for candidates identified through other sources.

Attendance at Annual Meetings

The Board of Directors encourages all directors to attend our annual meetings of stockholders if practicable. All of the directors, with the exception of one, attended the annual meeting of stockholders held on April 21, 2005.

Stockholder Communications with the Board of Directors

The Board of Directors maintains a process for stockholders to communicate with the Board of Directors or with individual directors. Stockholders who wish to communicate with the Board of Directors or with individual directors should direct written correspondence to our Corporate Secretary at our principal executive offices located at 4635 Boston Lane, Austin, Texas 78735. Any such communication must contain (i) a representation that the stockholder is a holder of record of stock of the corporation, (ii) the name and address, as they appear on the corporation’s books, of the stockholder sending such communication and (iii) the class and number of shares of the corporation that are beneficially owned by such stockholder. The Corporate Secretary will forward such communications to the Board of Directors or the specified individual director to whom the communication is directed unless such communication is deemed unduly hostile, threatening, illegal or similarly inappropriate, in which case the Corporate Secretary has the authority to discard the communication or to take appropriate legal action regarding such communication.

Code of Ethics

Silicon Laboratories Inc. has adopted a Code of Business Conduct and Ethics that applies to all officers, directors, employees and consultants. Our Code of Business Conduct and Ethics is posted on our internet website under the “Investor Relations” page. Our internet website address is http://www.silabs.com.

Director Compensation and Indemnification Arrangements

Non-employee directors receive option grants at periodic intervals under the automatic option grant program of our 2000 Stock Incentive Plan. Under the automatic option grant program, each non-employee director receives an initial automatic option grant to purchase 30,000 shares of common stock on the date such individual joins the Board of Directors. The initial automatic option grants are immediately exercisable, vest in four equal successive annual installments upon each additional year of service measured from the date of grant, and have exercise prices equal to the fair market value as of the grant date. In addition, on the date of each annual stockholders meeting, each non-employee director who continues to serve as a non-employee director receives an automatic annual option grant to purchase 5,000 shares of common stock, provided such individual has served as a non-employee director for at least six months. The annual automatic option grants are immediately exercisable, vest on the first anniversary of the date of grant and have exercise prices equal to fair market value as of the grant date. Under this program, on the date of our 2005 annual meeting of stockholders, Messrs. Bock, Cash, Enloe, Walker and Wood each received an automatic annual option grant to purchase 5,000 shares of common stock at an exercise price per share of $31.23. In addition, directors are eligible to receive option grants under the discretionary option grant program of the 2000 Stock Incentive Plan. In December 2005, Messrs. Bock, Cash, Enloe, Walker and Wood each received a discretionary option grant to purchase 5,000 shares of common stock at an exercise price per share of $39.16. During fiscal 2006, it is anticipated that each non-employee director that has served for at least six months will receive a discretionary option grant in December 2006 to purchase 5,000 shares of common stock in addition to any automatic option grant.

During fiscal 2005, cash compensation consisted of (a) $25,000 per year for each non-employee director, (b) an additional $1,500 per regular meeting of the Board of Directors for each non-employee director, (c) an additional $20,000 per year for the Chairman of the Audit Committee, (d) an additional $5,000 per year for Audit Committee members (excluding the Chairman), (e) an additional $10,000 per year for the Chairman of the Compensation Committee and (f) an additional $5,000 per year for the Chairman of the Nominating and Corporate Governance Committee. Messrs. Bock, Cash, Enloe, Walker and Wood were each paid the annual fee of $25,000 and a per meeting fee of $1,500 for each meeting attended during fiscal 2005, pursuant to the cash compensation plan. Additionally, Mr. Bock was paid $20,000 for his service as Chairman of the Audit Committee and Messrs. Enloe and Wood were each paid $5,000 for their services on the Audit Committee. Mr. Wood was paid $10,000 for his service as Chairman of the Compensation Committee and Mr. Enloe was paid $5,000 for his service as Chairman of the Nominating and Corporate Governance Committee.

Payments under the cash compensation plan are generally paid in equal quarterly installments on the last day of each fiscal quarter. The cash compensation plan was instituted, based on a review of compensation provided to directors of similarly-situated companies, to provide incentives to retain and to attract highly-qualified and motivated individuals to serve on our Board of Directors.

We reimburse directors for all reasonable out-of-pocket expenses incurred in attending board and committee meetings.

Our certificate of incorporation limits the personal liability of our directors for breaches by them of their fiduciary duties. Our bylaws require us to indemnify our directors to the fullest extent permitted by Delaware law. We have also entered into indemnification agreements with all of our directors and have purchased directors’ and officers’ liability insurance.

Recommendation of the Board of Directors

Our Board of Directors recommends that the stockholders vote FOR the election of the Nominees for Class II Directors listed above.

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed the firm of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 30, 2006. Ernst & Young LLP has audited our financial statements since our inception in 1996. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

The following table presents fees for professional services rendered by Ernst & Young LLP for fiscal years 2005 and 2004:

	2005	2004
Audit fees	$1,026,500	$991,700
Audit-related fees	18,700	14,900
Tax fees	51,300	116,300
All other fees	—	—
Total	$1,096,500	$1,122,900

Audit Fees. Audit fees relate to services rendered in connection with the audits of the annual consolidated financial statements and attestation of management’s report on internal controls included in our Form 10-K, the quarterly reviews of financial statements included in our Form 10-Q filings, fees associated with SEC registration statements, assistance in responding to SEC comment letters, accounting consultations related to audit services and statutory audits required internationally.

Audit-Related Fees. Audit-related fees include services for assurance and other related services, such as consultations concerning financial accounting and reporting matters and due diligence related to mergers and acquisitions.

Tax Fees. Tax fees include services for tax compliance, research and technical tax advice.

All Other Fees. All other fees include the aggregate fees for products and services provided by Ernst & Young LLP that are not reported under “Audit Fees”, “Audit-Related Fees” or “Tax Fees”. There were no other fees in 2005 or 2004.

The Audit Committee is authorized by its charter to pre-approve all auditing and permitted non-audit services to be performed by our independent registered public accounting firm. The Audit Committee reviews and approves the independent registered public accounting firm’s retention to perform attest services, including the associated fee. The Audit Committee also evaluates other known potential engagements of the independent registered public accounting firm, including the scope of the proposed work and the proposed fees, and approves or rejects each service, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent registered public accounting firm’s independence from management. At subsequent meetings, the Committee will receive updates on the services actually provided by the independent registered public accounting firm, and management may present additional services for approval. The Committee has delegated to the Chairman of the Audit Committee the authority to evaluate and approve engagements on behalf of the Committee in the event that a need arises for pre-approval between Committee meetings. If the Chairman so approves any such engagements, he will report that approval to the full Audit Committee at its next meeting. During fiscal 2005, all such services were pre-approved in accordance with the procedures described above.

Our Audit Committee has reviewed the fees described above and believes that such fees are compatible with maintaining the independence of Ernst & Young LLP.

Stockholder ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm is not required by our bylaws or other applicable legal requirement. However, the appointment of Ernst & Young LLP is being submitted to the stockholders for ratification. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain the firm. Even if the appointment is ratified, the Audit Committee at its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Silicon Laboratories and its stockholders.

Recommendation of the Board of Directors

Upon the recommendation of our Audit Committee, our Board of Directors recommends that the stockholders vote FOR the ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 30, 2006.

OTHER MATTERS

We know of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

OWNERSHIP OF SECURITIES

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of January 31, 2006 by (i) all persons who were beneficial owners of five percent or more of our common stock, (ii) each director and nominee for director, (iii) the executive officers named in the Summary Compensation Table of the Executive Compensation section of this Proxy Statement and (iv) all then current directors and executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable.

Beneficial Owner(1)	Shares Beneficially Owned	Percentage of Outstanding Shares Beneficially Owned(2)
Navdeep S. Sooch(3)	1,650,561	3.0%
Necip Sayiner	—	*
Daniel A. Artusi(4)	65,285	*
Russell J. Brennan(5)	20,998	*
Gary R. Gay(6)	58,330	*
Jonathan D. Ivester(7)	403,567	*
Daniel A. Rabinovitsj(8)	35,382	*
David R. Welland	3,225,131	5.8%
William G. Bock(9)	68,188	*
Harvey B. Cash(10)	405,067	*
R. Ted Enloe III(11)	50,000	*
Laurence G. Walker(12)	50,028	*
William P. Wood(13)	530,776	*
Entities deemed to be affiliated with FMR Corp. (“Fidelity”)(14)	8,099,581	14.7%
Entities deemed to be affiliated with AXA Financial, Inc.(15)	7,254,635	13.1%
Entities deemed to be affiliated with Massachusetts Financial Services Company (“MFS”)(16)	4,051,790	7.3%
Entities deemed to be affiliated with Franklin Resources, Inc. (“FRI”)(17)	3,151,214	5.7%
All directors and executive officers as a group (11 persons)(18)	6,462,646	11.5%

*	Represents beneficial ownership of less than one percent.

(1)	Unless otherwise indicated in the footnotes, the address for the beneficial owners named above is 4635 Boston Lane, Austin, Texas 78735.

(2)	Percentage of ownership is based on 55,189,082 shares of common stock outstanding on January 31, 2006. Shares of common stock subject to stock options which are currently exercisable or will become exercisable within 60 days after January 31, 2006 and shares of common stock subject to restricted stock units which are or will become vested within 60 days after January 31, 2006 are deemed outstanding for computing the percentage for the person or group holding such options, but are not deemed outstanding for computing the percentage for any other person or group.

(3)	Includes 8,715 shares held in trusts for the benefit of Mr. Sooch’s children, 59,212 shares held in a limited partnership, and 439,413 shares issuable upon exercise of stock options. Mr. Sooch shares voting and investment power with respect to the 8,715 shares held in trusts for the benefit of his children and the 59,212 shares held in the limited partnership.

(4)	Share ownership is based on a Form 4 dated August 30, 2004 and filed with the Securities and Exchange Commission. The number of shares owned has been adjusted to reflect a repurchase of 21,428 shares at a price of $0.0001 per share on April 25, 2005.

(5)	Includes 20,998 shares issuable upon exercise of stock options.

(6)	Includes 58,330 shares issuable upon exercise of stock options.

(7)	Includes 102,750 shares held in a family trust and 139,931 shares issuable upon exercise of stock options. Mr. Ivester has shared voting and investment power with respect to the 102,750 shares held in the family trust.

(8)	Includes 409 shares held by Mr. Rabinovitsj’s spouse, 775 shares held by the E. Rabinovitsj GRAT, 775 shares held by the D. Rabinovitsj GRAT, and 33,191 shares issuable upon the exercise of stock options. Mr. Rabinovitsj shares voting and investment power with respect to the shares held by the E. Rabinovitsj GRAT and the D. Rabiniovitsj GRAT. Mr. Rabinovitsj disclaims beneficial ownership of the 409 shares held by his spouse, the 775 shares held by the E. Rabinovitsj GRAT, and the 775 shares held by the D. Rabinovitsj GRAT.

(9)	Includes 60,500 shares issuable upon exercise of stock options.

(10)	Includes 109,346 shares held in two trusts for the benefit of Mr. Cash’s family members and 45,000 shares issuable upon the exercise of stock options. Mr. Cash has sole voting and investment power over the 109,346 shares held in the trusts.

(11)	Includes 50,000 shares issuable upon exercise of stock options.

(12)	Includes 50,000 shares issuable upon exercise of stock options.

(13)	Includes 455,776 shares held by Silverton Partners, of which Mr. Wood is the general partner and 75,000 shares issuable upon exercise of stock options.

(14)	Pursuant to a Schedule 13G/A dated February 14, 2006 filed with the Securities and Exchange Commission, Fidelity reported that as of December 31, 2005 it and certain related entities had sole voting power over 311,007 shares and sole dispositive power over 8,099,581 shares and that its address is 82 Devonshire Street, Boston, Massachusetts 02109.

(15)	Pursuant to a Schedule 13G/A dated February 14, 2006 filed with the Securities and Exchange Commission, AXA Financial, Inc. reported that as of December 31, 2005 it and certain related entities had sole voting power over 6,451,738 shares and sole dispositive power over 7,254,635 and that its address is 1290 Avenue of the Americas, New York, New York 10104.

(16)	Pursuant to a Schedule 13G dated February 8, 2005 filed with the Securities and Exchange Commission, MFS reported that as of December 31, 2004 it and certain related entities had sole voting power over 4,051,790 shares, sole dispositive power over 4,051,790 shares and that its address is 500 Boylston Street, Boston, Massachusetts 02116.

(17)	Pursuant to a Schedule 13G dated January 31, 2006 filed with the Securities and Exchange Commission, FRI reported that as of December 31, 2005 it and certain related entities had sole voting 3,050,914 shares, sole dispositive power over 3,151,214 shares and that its address is One Franklin Parkway, San Mateo, CA 94403-1906.

(18)	Includes an aggregate of 939,172 shares issuable upon exercise of stock options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Indemnification, Insurance and Limitation of Liability. Our bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. We have entered into indemnification agreements with all of our directors and executive officers and have purchased directors’ and officers’ liability insurance. In addition, our certificate of incorporation limits the personal liability of the members of our Board of Directors for breaches by the directors of their fiduciary duties.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to the audit of the fiscal 2005 audited consolidated financial statements of Silicon Laboratories Inc. (the “Company”):

Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Accounting Oversight Board (United States) and for issuing a report thereon. Additionally, the independent registered public accounting firm is responsible for performing an independent audit of management’s assessment and the operating effectiveness of internal controls over financial reporting and for issuing a report thereon. The Committee’s responsibility is to monitor and oversee these processes.

In this context, the Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Committee that the Company’s consolidated financial statements in the Annual Report were prepared in accordance with accounting principles generally accepted in the United States, and the Committee has reviewed and discussed the consolidated financial statements in the Annual Report with management and the independent registered public accounting firm. The Committee discussed with the independent registered accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Communication with Audit Committees).

The Company’s independent registered public accounting firm also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent registered public accounting firm that firm’s independence. The Audit Committee reviewed non-audit services provided by its independent registered public accounting firm for the last fiscal year, and determined that those services are not incompatible with maintaining the independent registered public accounting firm’s independence.

Based upon the Committee’s discussion with management and the independent registered public accounting firm and the Committee’s review of the representation of management and the reports of the independent registered public accounting firm to the Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors:

William G. Bock (Chairman)
R. Ted Enloe III
William P. Wood

EXECUTIVE COMPENSATION

Executive Officers and Directors

Set forth below is information regarding the executive officers and directors of Silicon Laboratories as of January 31, 2006.

Name	Age	Position
Navdeep S. Sooch	43	Chairman of the Board
Necip Sayiner	40	Chief Executive Officer, President and Director
Russell J. Brennan	51	Chief Financial Officer
Gary R. Gay	55	Vice President of Worldwide Sales
Jonathan D. Ivester	50	Vice President of Worldwide Operations
David R. Welland	50	Director and Vice President
William G. Bock	55	Director
Harvey B. Cash	67	Director
R. Ted Enloe III	67	Director
Laurence G. Walker	57	Director
William P. Wood	50	Director

Navdeep S. Sooch
co-founded Silicon Laboratories in August 1996 and has served as Chairman of the Board since our inception. Mr. Sooch served as our Chief Executive Officer from our inception through the end of fiscal 2003 and served as interim Chief Executive Officer from April 2005 to September 2005. From March 1985 until founding Silicon Laboratories, Mr. Sooch held various positions at Crystal Semiconductor/Cirrus Logic, a designer and manufacturer of integrated circuits, including Vice President of Engineering, as well as Product Planning Manager of Strategic Marketing and Design Engineer. From May 1982 to March 1985, Mr. Sooch was a Design Engineer with AT&T Bell Labs. Mr. Sooch holds a B.S. in electrical engineering from the University of Michigan, Dearborn and a M.S. in electrical engineering from Stanford University.

Necip Sayiner
has served as director, President and Chief Executive Officer since September 2005. Prior to joining Silicon Laboratories, Mr. Sayiner held various leadership positions at Agere Systems Inc. From August 2004 to September 2005, Mr. Sayiner served as Vice President and General Manager of Agere’s Enterprise and Networking Division and from March 2002 to August 2004 he served as Vice President and General Manager of Agere’s Networking IC Division. Mr. Sayiner holds a B.S. in electrical engineering and physics from Bosphorus University in Turkey, a M.S. in electrical engineering from Southern Illinois University, and a Ph.D. in electrical engineering from the University of Pennsylvania.

Russell J. Brennan
has served as our Vice President and Chief Financial Officer since September 2002. Mr. Brennan worked for Analog Devices, Inc., a designer and manufacturer of integrated circuits, from January 1988 to September 2002, where he most recently served as Vice President of Finance and Corporate Controller. From 1984 to 1988, Mr. Brennan served as Controller for the Analog Unit of Fairchild Semiconductor, a designer and manufacturer of semiconductors for multiple end market applications prior to its acquisition by National Semiconductor. From 1982 to 1984, Mr. Brennan served as Controller for Schlumberger Well Services, a supplier for the oil and gas industry. From 1978 to 1982, Mr. Brennan served in various financial roles at Texas Instruments. Mr. Brennan holds a B.A. in economics from Boston College and a M.B.A. with a concentration in finance and accounting from New York University Graduate School of Business.

Gary R. Gay
joined Silicon Laboratories in October 1997 as Vice President of Worldwide Sales. Previously, Mr. Gay was with Crystal Semiconductor/Cirrus Logic from 1985 to September 1997 where he most recently served as Vice President of North American Sales. From 1979 to 1985, Mr. Gay was International Sales Manager and Asia Pacific Sales Manager with Burr-Brown Corporation, a designer and manufacturer of semiconductor components. Mr. Gay holds a B.S. in electrical engineering from the Rochester Institute of Technology.

Jonathan D. Ivester
joined Silicon Laboratories in September 1997 as Vice President and has served as Vice President of Worldwide Operations since May 2005. From May 1984 to September 1997, Mr. Ivester was with Applied Materials, a supplier of equipment and services to the semiconductor industry, and served as Director of Manufacturing and Director of U.S. Procurement in addition to various engineering and manufacturing management positions. Mr. Ivester was a scientist at Bechtel Corporation, an engineering and construction company, from 1980 to 1982 and at Abcor, Inc., an ultrafiltration company and subsidiary of Koch Industries, from 1978 to 1980. Mr. Ivester holds a B.S. in chemistry from the Massachusetts Institute of Technology and a M.B.A. from Stanford University.

David R. Welland
co-founded Silicon Laboratories in August 1996, has served as a Vice President and director since our inception and was appointed Fellow in March 2004. From November 1991 until founding Silicon Laboratories, Mr. Welland held various positions at Crystal Semiconductor/Cirrus Logic, a designer and manufacturer of integrated circuits, including Senior Design Engineer. Mr. Welland holds a B.S. in electrical engineering from the Massachusetts Institute of Technology.

For information on our non-employee directors, see Proposal One.

Summary of Cash and Certain Other Compensation

The following table provides certain summary information concerning the compensation earned by our Chief Executive Officer, each of the four other most highly compensated executive officers whose salary and bonus for fiscal 2005 was in excess of $100,000 and two former Chief Executive Officers, for services rendered in all capacities to us and our subsidiaries for the fiscal year ended December 31, 2005.

SUMMARY COMPENSATION TABLE

		Annual Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)		Other Annual Compensation ($)	Restricted Stock Awards ($)		Securities Underlying Options (#)	All Other Compensation ($)
Necip Sayiner(1)	2005	$114,554	$300,000	(2)	—	$4,840,500	(3)	500,000	$130,428	(4)(5)
Chief Executive	2004	—	—		—	—		—	—
Officer and President	2003	—	—		—	—		—	—

Navdeep S. Sooch(6)	2005	250,000	24,693		—	—		200,000	1,500	(4)
Former Interim Chief	2004	128,366	—		—	—		25,000	1,500	(4)
Executive Officer and President	2003	288,462	580,450		—	—		20,000	1,500	(4)

Daniel A. Artusi(7)	2005	128,712	—		—	—		—	3,026,017	(4)(8)
Former Chief Executive	2004	373,173	466,134		—	—		162,500	1,500	(4)
Officer and President	2003	280,000	543,790		—	—		62,500	1,500	(4)

Russell J. Brennan	2005	239,023	23,261		—	328,272	(9)	22,295	1,500	(4)
Chief Financial Officer	2004	229,712	208,418		—	—		40,000	1,500	(4)
	2003	215,000	84,982		—	—		—	72,883	(4)(10)

Gary R. Gay	2005	197,454	30,351		—	470,653	(11)	17,683	1,500	(4)
Vice President of	2004	189,712	258,460		—	—		30,000	1,500	(4)
Worldwide Sales	2003	175,000	248,432		—	—		25,000	1,500	(4)

Jonathan D. Ivester	2005	204,996	24,400		—	414,420	(12)	15,590	—
Vice President of	2004	184,712	197,760		—	—		25,000	1,500	(4)
Worldwide Operations	2003	170,000	180,214		—	—		20,000	1,500	(4)

Daniel A. Rabinovitsj	2005	176,945	46,447		—	983,880	(13)	10,000	1,500	(4)
Vice President	2004	138,894	25,698		—	—		10,000	1,500	(4)
	2003	135,000	27,608		—	—		5,000	1,500	(4)

(1)	Mr. Sayiner served as Chief Executive Officer and President from September 2005 through the end of our fiscal year. Mr. Sayiner’s base salary for 2005 on an annualized basis was $408,000.

(2)	Represents a reporting bonus.

(3)	On September 14, 2005, Mr. Sayiner was awarded RSUs for 150,000 shares of common stock that had a fair market value of $32.27 per share on the date the units were awarded. The RSU award vests in a series of five equal annual installments on each of the first five anniversaries of the date of grant. On December 31, 2005, Mr. Sayiner held 150,000 unvested RSUs and the fair market value per share of our common stock was $36.66. Accordingly, the value of Mr. Sayiner’s unvested RSUs at December 31, 2005 was $5,499,000.

(4)	Includes a $1,500 contribution made by the company to match the first $1,500 of contributions made by the named executive officer to his 401(k) plan.

(5)	Includes $128,928 of relocation expenses.

(6)	Mr. Sooch served as Interim Chief Executive Officer and President from April 2005 to September 2005.

(7)	Mr. Artusi served as Chief Executive Officer and President from August 2001 to April 2005.

(8)	Mr. Artusi received severance benefits described under “Employment Contracts, Termination of Employment and Change-in-Control Arrangements”. In addition to the severance benefits, Mr. Artusi received a lump sum payment of $6,349 for his unused vacation balance.

(9)	On December 19, 2005, Mr. Brennan was awarded RSUs for 8,918 shares of common stock that had a fair market value of $36.81 per share on the date the units were awarded. The RSU award vests in a series of five equal annual installments on each of the first five anniversaries of the date of grant. On December 31, 2005, Mr. Brennan held 8,918 unvested RSUs and the fair market value per share of our common stock was $36.66. Accordingly, the value of Mr. Brennan’s unvested RSUs at December 31, 2005 was $326,934.

(10)	Includes $71,383 of relocation expenses.

(11)	On December 19, 2005, Mr. Gay was awarded RSUs for 12,786 shares of common stock that had a fair market value of $36.81 per share on the date the units were awarded. The RSU award vests in a series of five equal annual installments on each of the first five anniversaries of the date of grant. On December 31, 2005, Mr. Gay held 12,786 unvested RSUs and the fair market value per share of our common stock was $36.66. Accordingly, the value of Mr. Gay’s unvested RSUs at December 31, 2005 was $468,735.

(12)	On September 12, 2005, Mr. Ivester was awarded RSUs for 5,713 shares of common stock that had a fair market value of $32.36 per share on the date the units were awarded. Additionally, on December 19, 2005, Mr. Ivester was awarded RSUs for 6,236 shares of common stock that had a fair market value of $36.81 on the date of grant. The RSU awards vest in a series of five equal annual installments on each of the first five anniversaries of the date of grant. On December 31, 2005, Mr. Ivester held 11,949 unvested RSUs and the fair market value per share of our common stock was $36.66. Accordingly, the value of Mr. Ivester’s unvested RSUs at December 31, 2005 was $438,050.

(13)	On May 20, 2005, Mr. Rabinovitsj was awarded RSUs for 36,000 shares of common stock that had a fair market value of $27.33 per share on the date the units were awarded. The RSU award vests in a series of five equal annual installments on each of the first five anniversaries of April 25, 2005. On December 31, 2005, Mr. Rabinovitsj held 36,000 unvested RSUs and the fair market value per share of our common stock was $36.66. Accordingly, the value of Mr.Rabinovitsj’s unvested RSUs at December 31, 2005 was $1,319,760.

Stock Options

The following table contains information concerning the stock options granted during the 2005 fiscal year to our executive officers named in the Summary Compensation Table of the Executive Compensation section of this Proxy Statement. All the grants were made under our 2000 Stock Incentive Plan. Unless otherwise indicated, the exercise prices represent the fair market value of the common stock on the grant date.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
Name	Number of Securities Underlying Options Granted		% of Total Options Granted to Employees in Fiscal Year(2)	Exercise Price Per Share ($/Sh)(3)	Market Price on Date of Grant	Expiration Date	5%($)	10%($)
Necip Sayiner	500,000	(4)	31.65%	$32.27	$32.27	9/14/2015	$10,147,215	$25,715,035
Navdeep S. Sooch	200,000	(5)	12.66%	27.33	27.33	5/20/2015	3,437,538	8,711,396
Daniel A. Artusi	—		—	—	—	—	—	—
Russell J. Brennan	22,295	(6)	1.41%	36.81	36.81	12/19/2015	516,121	1,307,951
Gary R. Gay	17,683	(6)	1.12%	36.81	36.81	12/19/2015	409,355	1,037,385
Jonathan D. Ivester	15,590	(6)	0.99%	36.81	36.81	12/19/2015	360,902	914,598
Daniel A. Rabinovitsj	10,000	(7)	0.63%	27.33	27.33	5/20/2015	171,877	435,570

(1)	The potential realizable value is calculated from the closing price of our common stock on the dates of grants to executive officers. These amounts represent certain assumed rates of appreciation only. There can be no assurance provided to any executive officer or other holder of our securities that the actual stock price appreciation over the ten-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of our common stock appreciates over the option term, no value will be realized from those option grants which were made with an exercise price equal to the fair market value of the option shares on the grant date.

(2)	Percentage is based on 1,579,874 shares underlying options granted to employees during the fiscal year ended December 31, 2005 from the 2000 Stock Incentive Plan.

(3)	The exercise price may be paid in cash or in shares of our common stock valued at fair market value on the exercise date. Alternatively, the option may be exercised through a cashless exercise procedure. Outstanding options will become exercisable and vested on an accelerated basis if we are acquired and (i) such options are not assumed or (ii) upon termination under certain circumstances within 18 months following an acquisition.

(4)	Options were granted on September 14, 2005 and become exercisable with respect to (i) twenty percent (20%) of the option shares upon optionee’s completion of one year of service measured from September 14, 2005 and (ii) the balance of the option shares in a series of 48 equal successive monthly installments over the 48-month period measured from the first anniversary of September 14, 2005.

(5)	Options were granted on May 20, 2005 and become exercisable in 12 successive equal monthly installments over the 12-month period measured from April 3, 2005.

(6)	Options were granted on December 19, 2005 and become exercisable with respect to (i) twenty percent (20%) of the option shares upon optionee’s completion of one year of service measured from December 19, 2005 and (ii) the balance of the option shares in a series of 48 equal successive monthly installments over the 48-month period measured from the first anniversary of December 19, 2005.

(7)	Options were granted on May 20, 2005 and become exercisable with respect to (i) twenty percent (20%) of the option shares upon optionee’s completion of one year of service measured from April 25, 2005 and (ii) the balance of the option shares in a series of 48 equal successive monthly installments over the 48-month period measured from the first anniversary of April 25, 2005.

Aggregated Option Exercises and Fiscal Year-End Values

The following table provides information, with respect to our executive officers named in the Summary Compensation Table of the Executive Compensation section of this Proxy Statement, concerning the exercise of options during the 2005 fiscal year and unexercised options held by them as of the end of the 2005 fiscal year.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION VALUES

			Number of Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)(2)
Name	Shares Acquired on Exercise	Value Realized ($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Necip Sayiner	—	—	—	500,000	—	$2,195,000
Navdeep S. Sooch	—	—	324,663	233,172	$4,668,021	2,730,526
Daniel A. Artusi(3)	191,975	$2,197,971	56,666	—	—	—
Russell J. Brennan	—	—	110,665	139,131	1,538,221	1,415,769
Gary R. Gay	40,000	986,000	54,829	80,522	635,462	498,014
Jonathan D. Ivester	14,150	333,249	130,582	71,508	2,610,817	476,964
Daniel A. Rabinovitsj	14,148	185,375	27,416	41,838	413,159	457,846

(1)	Based on the market price of the purchased shares on the exercise date less the option exercise price paid for those shares.

(2)	Based upon the closing selling price per share of our common stock on the NASDAQ National Market on the last day of the 2005 fiscal year, which was $36.66, less the option exercise price payable per share.

(3)	Pursuant to a Separation Agreement with Mr. Artusi, the company agreed to accelerate vesting and extend the exercise period with respect to certain stock options held by Mr. Artusi. See “Employments Contracts and Termination of Employment and Change-in-Control Arrangements.”

Equity Compensation Plan Information

The following table provides information as of December 31, 2005 with respect to shares of our common stock that may be issued under our existing equity compensation plans. The information presented in this table does not include information with respect to shares subject to outstanding options assumed by us in connection with the acquisition of a company which originally granted those options. Footnote (5) to the table sets forth the total number of shares of our common stock issuable upon the exercise of those assumed options as of December 31, 2005, and the weighted average exercise price of those options. No additional options may be granted under such assumed plan.

EQUITY COMPENSATION PLAN INFORMATION

	A	B	C
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Equity Compensation Plans Approved by Shareholders(1)	10,524,868 (2)	$29.23 (3)	4,486,303 (4)

Equity Compensation Plans Not Approved by Shareholders	—	—	—

Total	10,524,868	$29.23	4,486,303

(1)	Consists of our 2000 Stock Incentive Plan and our Employee Stock Purchase Plan.

(2)	Includes 1,151,180 shares of common stock subject to RSUs that vest over the holders’ period of continued service. Excludes purchase rights accruing under our Employee Stock Purchase Plan. Under the Employee Stock Purchase Plan, each eligible employee may contribute up to 15% of his or her base salary to purchase shares of our common stock at semi-annual intervals on the last U.S. business day of April and October each year at a purchase price per share equal to 85% of the lower of (i) the closing selling price per share of our common stock on the employee’s entry date into the two-year offering period in which that semi-annual purchase date occurs or (ii) the closing selling price per share on the semi-annual purchase date.

(3)	Calculated without taking into account 1,151,180 shares of common stock subject to outstanding RSUs that will become issuable as those units vest without any cash consideration for such shares.

(4)	Consists of shares available for future issuance under our Employee Stock Purchase Plan and our 2000 Stock Incentive Plan. As of December 31, 2005, an aggregate of 1,126,016 shares of our common stock were available for issuance under our Employee Stock Purchase Plan and 3,360,287 shares of our common stock were available for issuance in connection with future awards under our 2000 Stock Incentive Plan. In addition, the share reserves under our Employee Stock Purchase Plan and 2000 Stock Incentive Plan increase on the first trading day of January of each calendar year by 0.5% and 5%, respectively, of the total number of shares of our common stock outstanding on the last trading day of the immediately preceding calendar year (subject to a maximum annual increase of 250,000 and 3,000,000 shares, respectively). The share reserve under our 2000 Stock Incentive Plan also increases to the extent we repurchase shares pursuant to our repurchase rights under our prior plan.

(5)	The table does not include information for the equity compensation plan assumed by the company in connection with the acquisition of a company, which originally established such plan. As of December 31, 2005, a total of 655 shares of our common stock were issuable upon exercise of outstanding options under such assumed plan. The weighted average exercise price of those outstanding options is $35.40 per share. No additional options may be granted under such assumed plan.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

The Compensation Committee of the Board of Directors, as Plan Administrator of the 2000 Stock Incentive Plan, has the authority to provide for accelerated vesting of the shares of our common stock subject to any outstanding options held by any executive officer or any unvested share issuances actually held by such individual, in connection with certain changes in control of us or the subsequent termination of the officer’s employment following the change in control event.

Our 2000 Stock Incentive Plan, which governs the options granted to the named executive officers, includes the following change in control provisions, which may result in the accelerated vesting of outstanding option grants and stock issuances:

•	In the event that we are acquired, each outstanding option under the discretionary option grant program, unless assumed or replaced by the successor or otherwise continued in effect, will immediately become exercisable for all the option shares, and all outstanding unvested shares will immediately vest, except to the extent our repurchase rights with respect to those shares are assigned to the successor or otherwise continued in effect.

•	The plan administrator has the authority under the discretionary option grant program to provide that those options will automatically vest in full (i) upon an acquisition of the company, whether or not those options are assumed or replaced, (ii) upon a hostile change in control of the company effected through a tender offer for more than 50% of our outstanding voting stock or by proxy contest for the election of board members, or (iii) in the event the individual’s service is terminated, whether involuntarily or for good reason, within a designated period (not to exceed 18 months) following an acquisition in which those options are assumed or replaced or a hostile change in control.

All outstanding restricted stock awards and stock options issued to our executive officers named in the Summary Compensation Table of the Executive Compensation section of this Proxy Statement will become fully exercisable and vested if (i) a change-in-control occurs and such options and restricted stock are not assumed or (ii) a change-in-control occurs and the officer is demoted, relocated or terminated other than for misconduct within 18 months following such change-in-control.

Pursuant to a Separation Agreement between Daniel A. Artusi and the company, Mr. Artusi received a severance package upon the termination of his employment which included a cash payment of $164,904 and COBRA payments made by the company on behalf of Mr. Artusi in the amount of $6,676. Mr. Artusi received a cash payment for the balance of his unused vacation time. In addition, the company agreed to waive its right to repurchase 64,286 unvested shares (“Accelerated Shares”) of common stock acquired by Mr. Artusi pursuant to a Stock Issuance Agreement between the company and Mr. Artusi, dated August 27, 2001. The total market value of the Accelerated Shares on the date of acceleration was $1,980,002, based upon the closing selling price per share of our common stock on the NASDAQ National Market on April 25, 2005, which was $30.80, less the issuance price of $.0001 per share.

Pursuant to the Separation Agreement, the company also agreed to accelerate vesting and extend the exercise period to the earlier of (i) March 15, 2006 or (ii) the Expiration Date with respect to the following options (“Accelerated Options”):

•	33,334 options with an exercise price of $20.24 per share.

•	79,166 options with an exercise price of $24.30 per share.

•	4,167 options with an exercise price of $38.50 per share.

•	6,666 options with an exercise price of $45.41 per share.

•	12,500 options with an exercise price of $33.17 per share.

The total market value of the Accelerated Options on the date of acceleration was $866,586, based upon the closing selling price per share of our common stock on the NASDAQ National Market on April 25, 2005, which was $30.80, less the per share exercise price of each option.

The company entered into an employment agreement with Necip Sayiner, which makes Mr. Sayiner eligible, upon his involuntary termination for any reason other than misconduct, to receive a gross payment (“Severance Payment”) equal to his annual base salary plus his projected bonus for one year following the date of his termination. The Severance Payment would be contingent upon Mr. Sayiner’s execution of an agreement in a form satisfactory to the company, containing a full general release of any and all potential claims against the company and its affiliates and agents. In addition and similarly contingent upon execution of an appropriate release, for the time during which Mr. Sayiner is unemployed, the company has agreed to pay the premium required to maintain COBRA coverage for Mr. Sayiner and his dependents for up to one year.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee. No member of the Compensation Committee serves or has previously served as one of our officers or employees.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

It is the duty of the Compensation Committee to review and determine the salaries and bonuses of our executive officers, including the Chief Executive Officer, and to establish the general compensation policies for such individuals. The Compensation Committee also has the sole and exclusive authority to make discretionary option grants to our executive officers under our 2000 Stock Incentive Plan.

The Compensation Committee believes that the compensation programs for our executive officers should reflect our performance and the value created for our stockholders. In addition, the compensation programs should support our short-term and long-term strategic goals and values and should reward individual contribution to our success. We are engaged in a very competitive industry, and our success depends upon our ability to attract and retain qualified executives through the competitive compensation packages we offer to such individuals.

General Compensation Policy. The Compensation Committee’s policy is to provide our executive officers with compensation opportunities that are based upon their personal performance, our financial performance and their contribution to that performance and which are competitive enough to attract and retain highly skilled individuals. Each executive officer’s compensation package is comprised of three elements: (i) base salary that is competitive with the market and reflects individual performance; (ii) variable performance awards payable in cash and tied to our achievement of financial performance goals and individual accomplishments; and (iii) long-term stock-based incentive awards designed to strengthen the mutuality of interests between the executive officers and our stockholders. As an officer’s level of responsibility increases, a greater proportion of his or her total compensation will be variable and dependent upon our financial performance and stock price appreciation rather than base salary.

Factors. The principal factors that were taken into account in establishing each executive officer’s compensation package for the 2005 fiscal year are described below. However, the Compensation Committee may in its discretion apply entirely different factors, such as different measures of financial performance, for future fiscal years.

Base Salary. In setting base salaries, the Compensation Committee engaged a nationally recognized executive compensation consulting firm. The consulting firm provided compensation data for comparable positions from five nationally published surveys. The base salary for each officer reflects the salary levels for comparable positions in the published surveys, as well as the individual’s personal performance. The relative weight given to each factor varies with each individual in the sole discretion of the Compensation Committee. Each executive officer’s base salary is evaluated periodically on the basis of (i) the Compensation Committee’s evaluation of the officer’s personal performance for the year and (ii) the competitive marketplace for persons in comparable positions. Our performance and profitability may also be a factor in determining the base salaries of executive officers.

Variable Performance Awards. The variable performance awards have typically been paid in cash quarterly payments based on the preceding quarterly results. These payments, when the criteria are satisfied, are paid out shortly after the release of the quarterly financial results. The cash awards are tied to a blend of overall company financial performance metrics, individual performance metrics and company-wide operating profits as a percent of revenue, which may exclude certain non-cash charges or otherwise be adjusted at the discretion of the Compensation Committee. The targeted cash awards are based on the published survey data for each position. Typically, the Compensation Committee reviews the variable performance targets in conjunction with the fiscal year operating plan discussions.

Non-officer employees also participate in the variable cash compensation plan. Bonuses are typically paid quarterly to eligible individuals according to a written plan which prescribes a payout percentage of base salary based on the overall company financial performance. The payout has typically been in the range of 5 to 15% of base salary for most employees.

Long Term Incentives. The long-term incentives for executive officers have traditionally consisted of stock option grants. Generally, stock option grants to executive officers are made at the discretion of the Compensation Committee. Each grant is designed to align the interests of the executive officer with those of the stockholders and to provide each individual with a significant incentive to manage the company from the perspective of an owner with an equity stake in the business. Each option grant allows the officer to acquire shares of common stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to ten years). Each option becomes exercisable in a series of installments over a multi-year period, contingent upon the officer’s continued employment. Accordingly, the option grants will provide a return to the executive officer only if he or she remains employed during the vesting period, and then only if the market price of the shares appreciates over the option term.

The size of the option grant to executive officers is set by the Compensation Committee at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual’s current position, the individual’s personal performance in recent periods and his or her potential for future responsibility and promotion over the option term. The Compensation Committee also takes into account the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. The relevant weight given to each of these factors varies from individual to individual.

In the latter part of 2005, the Compensation Committee authorized the use of restricted stock units (“RSUs”) as an additional form of equity compensation for employees. The Compensation Committee concluded that RSUs are useful for improving employee retention while minimizing dilution. Each RSU entitles the employee to receive one share of common stock at the time of vesting. The vesting of RSUs is tied to continued service with the company and is typically in the form of annual vesting over a five-year service period. As the units vest, the underlying shares of common stock are issued to the holder, without any cash outlay required of the recipient, subject to satisfaction of the applicable withholding taxes.

The Compensation Committee has established certain guidelines applicable to grants of options and RSUs made to executive officers, but has the flexibility to make adjustments to those guidelines at its discretion. The current guidelines provide for the grant of equity awards that involve fewer shares of common stock than in earlier years due to the inclusion of RSUs. The Compensation Committee believes that the combination of RSUs and stock options will provide executive officers with a competitive and more balanced equity compensation package, while at the same time reducing the total number of shares issuable under employee grants.

CEO Compensation. In setting the total compensation payable to the Chief Executive Officer for the 2005 fiscal year, the Compensation Committee considered published survey data provided by our compensation consulting firm as well as the compensation paid to the chief executive officers of seven companies selected for comparative purposes. The Chief Executive Officer’s compensation is based on the same criteria described above with respect to executive officers generally. The Chief Executive Officer’s variable cash compensation was tied to the company’s revenue and operating profit as a percentage of revenue.

Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code precludes the company from taking a deduction for compensation in excess of $1 million for the officers named in the Summary Compensation Table. Certain performance-based compensation is specifically excluded from the deduction limit. The company’s policy is to qualify, to the extent reasonable, the compensation of executive officers for deductibility under applicable tax laws. However, the Compensation Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executives who will further the company’s success and that the loss of a tax deduction may be necessary in some circumstances.

It is the opinion of the Compensation Committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align the Company’s performance and the interests of the company’s stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.

Submitted by the Compensation Committee of the Board of Directors:

William P. Wood (Chairman)
Harvey B. Cash
Laurence G. Walker

Stock Performance Graph

The graph depicted below shows a comparison of cumulative total stockholder returns for an investment in Silicon Laboratories Inc. common stock, the NASDAQ Stock Market (U.S.) Index and the NASDAQ Electronic Components Index.

COMPARISON OF CUMULATIVE TOTAL RETURN

AMONG SILICON LABORATORIES INC.,
THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE NASDAQ ELECTRONIC COMPONENTS INDEX

(1)	The graph covers the period from December 30, 2000 through December 31, 2005.

(2)	The graph assumes that $100 was invested in our common stock and in each index at the market close on December 30, 2000, and that all dividends were reinvested. No cash dividends have been declared on our common stock.

(3)	Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

NO INCORPORATION BY REFERENCE OF CERTAIN PORTIONS OF THIS PROXY STATEMENT

Notwithstanding anything to the contrary set forth in any of our previous filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings made by us under those statutes, neither the preceding Stock Performance Graph, the Audit Committee Report nor the Compensation Committee Report is to be incorporated by reference into any such prior filings, nor shall such graph or report be incorporated by reference into any future filings made by us under those statutes.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

The members of our Board of Directors, the executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 which require them to file reports with respect to their ownership of the common stock and their transactions in such common stock. Based upon (i) the copies of Section 16(a) reports which we received from such persons for their 2005 fiscal year transactions in the common stock and their common stock holdings and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for the 2005 fiscal year, we believe that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its directors, executive officers and greater than ten percent beneficial owners, except that each of Mr. Ivester and Mr. Welland failed to file a timely report with respect to one transaction.

ANNUAL REPORT

A copy of the annual report for the 2005 fiscal year has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The annual report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

FORM 10-K

We filed an annual report on Form 10-K with the Securities and Exchange Commission on February 9, 2006. Stockholders may obtain a copy of our annual report, without charge, by writing to our Corporate Secretary at our principal executive offices located at 4635 Boston Lane, Austin, Texas 78735.

THE BOARD OF DIRECTORS OF SILICON LABORATORIES INC.

Dated: March 14, 2006

Exhibit A

SILICON LABORATORIES INC.
AUDIT COMMITTEE CHARTER

I.  MEMBERSHIP:

The Audit Committee of Silicon Laboratories Inc. (the “Corporation”) shall be comprised of at least three members of the Corporation’s Board of Directors (the “Board”). The members of the Audit Committee shall be appointed by the Board and shall collectively meet the applicable independence, financial literacy and other requirements of The NASDAQ Stock Market (“NASDAQ”) and applicable federal law. Members of the Audit Committee may be removed at any time, with or without cause, by the Board.

II.  QUORUM:

A majority of the members of the Audit Committee shall constitute a quorum.

III.  FREQUENCY:

The Audit Committee shall meet as required either on the dates of regular Board meetings or in special meetings as appropriate.

IV.  PURPOSE:

The purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Corporation and the audits of the Corporation’s financial statements.

V.  LIMITATIONS:

The Audit Committee shall not have authority to: (1) adopt, amend, or repeal the Corporation’s Bylaws; (2) fill vacancies on the Audit Committee or change its membership; (3) amend the Corporation’s Certificate of Incorporation; (4) act on matters assigned to other committees of the Board; or (5) take any action prohibited by the Corporation’s Certificate of Incorporation, Bylaws or applicable law.

VI.  MINUTES:

Minutes will be kept of each meeting of the Audit Committee and will be provided to each member of the Board. Unless otherwise restricted by the Corporation’s Certificate of Incorporation or Bylaws, any action that may be taken at any meeting of the Audit Committee may be taken without a meeting, if all members of the Audit Committee consent thereto in writing, and the writing is filed with the minutes of proceedings of such committee. Any action of the Audit Committee shall be subject to revision, modification, rescission, or alteration by the Board, provided that no rights of third parties shall be affected by any such revision, modification, rescission, or alteration.

VII.  POWERS, RESPONSIBILITIES AND DUTIES:

To fulfill its responsibilities and duties, the Audit Committee shall:

•	Be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation, and each such registered public accounting firm must report directly to the Audit Committee. Periodically consider the rotation of the Corporation’s independent auditors.

•	Resolve any disagreements between management and the Corporation’s independent auditors regarding financial reporting.

A-1

•	Review the organization’s annual and quarterly financial statements and quarterly earnings press releases.

•	Pre-approve all auditing and permitted non-audit services to be performed by the Corporation’s auditors.

•	Obtain, on an annual basis, a formal written statement from the independent auditor delineating all relationships between the auditor and the Corporation consistent with Independence Standards Board Standard 1, and engage in a dialogue with the auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor and take, or recommend that the Board take, appropriate action to oversee the independence of the independent auditor.

•	Following completion of the annual audit, review separately with the independent auditor, the internal auditing department, if any, and management any significant difficulties encountered during the course of the audit.

•	Establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, as well as for the confidential, anonymous submission by the Corporation’s employees of concerns regarding questionable accounting or auditing matters.

•	Retain independent counsel, experts and other advisors as the Audit Committee determines necessary to carry out its duties.

•	Receive appropriate funds, as determined by the Audit Committee, from the Corporation for payment of (i) compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation, (ii) compensation to any independent counsel, experts and other advisors employed by the Audit Committee, and (iii) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

•	Review and approve all “related-party transactions” as such term is defined in Item 404 of Regulation S-K.

•	Prepare the report of the Audit Committee required to be included in the Corporation’s annual proxy statement.

•	Review and reassess the adequacy of this Charter at least annually and recommend any changes to the Board.

•	Perform any other activities consistent with this Charter, the Corporation’s Bylaws, NASDAQ rules and governing law, as the Audit Committee or the Board deems necessary or appropriate, including, without limitation, the delegation of authority to one or more members of the Audit Committee of authority to carry out certain activities set forth hereunder.

A-2

ANNUAL MEETING OF STOCKHOLDERS OF

SILICON LABORATORIES INC.

April 19, 2006

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

â  Please detach along perforated line and mail in the envelope provided.  â

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1. The Election of Directors:

☐	FOR ALL NOMINEES	CLASS II NOMINEES:
m Necip Sayiner m David R. Welland m Harvey B. Cash
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

		FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of Silicon Laboratories Inc. for the fiscal year ending December 30, 2006.	☐	☐	☐

In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting.

The Board of Directors recommends a vote IN FAVOR OF the directors listed above and IN FAVOR OF the appointment of Ernst & Young LLP. This Proxy, when properly executed, will be voted as specified above. If no specification is made, this Proxy will be voted IN FAVOR OF the election of the directors listed above and IN FAVOR OF the appointment of Ernst & Young LLP.

Signature of Stockholder	Date:	Signature of Stockholder	Date:
Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.

This Proxy is Solicited on Behalf of the Board of Directors of

SILICON LABORATORIES INC.

PROXY

Annual Meeting of Stockholders, April 19, 2006

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Stockholders (the "Annual Meeting") of Silicon Laboratories Inc., a Delaware corporation, ("Silicon Laboratories") and the Proxy Statement and appoints Navdeep S. Sooch and Necip Sayiner, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Silicon Laboratories which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of Silicon Laboratories to be held at the Lady Bird Johnson Wildflower Center, 4801 La Crosse Avenue, Austin, Texas 78739 on Wednesday, April 19, 2006 at 9:30 a.m. Central Time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE